Exhibit 10.21

FIRST AMENDMENT

TO THE

XCEL ENERGY INC.

EXECUTIVE ANNUAL INCENTIVE AWARD PLAN

(Effective MAY 25, 2005)

WHEREAS, pursuant to a resolution adopted by the Board of Directors of Xcel Energy Inc. on December 10, 2008, upon recommendation of the Governance, Compensation and Nominating (the “GCN”) Committee, that the Xcel Energy Inc. Executive Annual Incentive Award Plan be amended to bring such plan in compliance with requirements under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, such resolution provided that the Board authorizes certain officers of the Company to re-submit the Plan to the GCN Committee as necessary to keep such Plan in compliance with 409A following the release of regulations under Section 409A; and

WHEREAS, it has become necessary to amend the Plan with this First Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended by this First Amendment, to be effective January 1, 2009, as follows:

1.                                       ARTICLE VI, DETERMINATION OF INCENTIVE AWARDS, is hereby amended by substituting for the last sentence therein, the following new last sentence:

“Incentive Awards earned or otherwise awarded will be paid between January 1st and March 15th of the year following the Payment Date”.

2.                                       ARTICLE VIII, TERMINATION OF EMPLOYMENT, is hereby amended in its entirety to read as follows:

“In the event that a Participant’s employment with the Company and its Affiliates terminates for any reason during the Incentive Period with respect to any Incentive Awards, a prorated Incentive Award shall be payable to the Participant in cash (notwithstanding any election to the contrary pursuant to Article VII to receive Shares or Restricted Shares) only to the extent that the Performance Goals specified by the Committee in advance have been obtained, or such termination is due to a Participant’s death or disability. A Participant who remains employed through the Incentive Period, but is terminated (or voluntarily terminates) prior to the applicable Payment Date, shall be entitled to receive any Incentive Award payable to such Participant with respect to such Incentive Period in cash and without regard to any election to the contrary pursuant to Article VII to receive Shares or Restricted Shares”.

3.                                       ARTICLE IX, AMENDMENT AND DISCONTINUANCE, is amended by adding the following new last sentence:

“Notwithstanding anything to the contrary above, the Board shall have the right to amend, alter or otherwise modify the Plan or an Award without the consent of the Participant to the extent necessary to allow the Plan or an Award to comply with Section 409A of the Code, or to maintain the Plan’s or an Award’s exemption from Section 409A of the Code.

4.                                       ARTICLE X, MISCELLANEOUS, is amended by adding the following new last sentence:

“The Board intends this Plan, and all Awards issued hereunder, to be exempt from Section 409A of the Code, and the regulations issued thereunder”.

5.                                       ARTICLE XII, CHANGE IN CONTROL, is amended by adding the following new last sentence:

“Payments made upon a Change in Control will be made no later than March 15th of the year following the year of a Change in Control”.